                                                                                                Exhibit 99.1

News Release
NYSE: MYE

Contact:
Gregory J. Stodnick
Vice President, Finance and Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES ANNOUNCES EXECUTIVE PROMOTIONS

FOR IMMEDIATE RELEASE: August 18, 2003, Akron, Ohio-- Myers Industries, Inc. (NYSE: MYE) today announced three executive promotions. Effective immediately Stephen E. Myers has been named Chairman and Chief Executive Officer of the Company; Milton I. Wiskind has been named Vice Chairman and Secretary; and John C. Orr has been named President and Chief Operating Officer.

Mr. Myers, 59, previously president and chief executive officer, fills the vacant position of chairman of the board, a position last held by Louis S. Myers from 1980 to 1993.

Stephen Myers joined Myers Industries in 1967. He was elected to the board of directors in 1971, named vice president in 1973, executive vice president in 1977, and president and chief operating officer in 1980. He became president and chief executive officer in 1984. Mr. Myers is a graduate of Harvard College.

Milton Wiskind, 78, was named vice chairman and secretary, reflecting his nearly 50 years of distinguished service to Myers Industries. He was previously senior vice president and secretary. Mr. Wiskind joined the company in 1956 as a partner in the establishment of Myers Tire Supply, Pittsburgh. In 1963, he became a shareholder in and vice president of Myers Tire Supply, in charge of branch operations. Mr. Wiskind was named vice president of Myers Industries in 1968. He was elected to the board of directors and appointed secretary of the corporation in 1971.

In recognition for his success in building the Myers Tire Supply branch network, Mr. Wiskind was named president of the Myers Tire Supply division in 1973. He continued to forge new areas for growth, both for Myers Tire Supply and Myers Industries, and in 1982 was named senior vice president of Myers Industries. Mr. Wiskind is a graduate of the Wharton School of Finance at the University of Pennsylvania and a retired commander in the United States Naval Reserve with 29 years of service, including 4-1/2 years on active duty during World War II and the Korean conflict.

John Orr, 52, added the title of president of Myers Industries to his position as chief operating officer, to which he was appointed in February of 2003. Mr. Orr joined Myers Industries in 2000 as general manager of the Company's Buckhorn subsidiary, a leading manufacturer of reusable plastic material handling containers and pallets.

--MORE--

Before coming to Myers Industries, Mr. Orr, a native of Akron, had a distinguished 28-year career with The Goodyear Tire and Rubber Company. Beginning in 1972, he held a variety of industrial engineering and management positions within Goodyear's tire, industrial products, and steel wheel manufacturing plants. When he left Goodyear to join Myers Industries he was vice president of manufacturing for the North American Tire Division. Mr. Orr is a graduate of Ohio University.

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers has 25 manufacturing facilities in North America and Europe, 42 domestic and five international distribution branches, more than 20,000 products, and more than 4,000 employees. Visit www.myersind.com to learn more.

-END-

1293 South Main Street• Akron, Ohio 44301• (330) 253-5592 • Fax: (330) 761-6166